AMENDED AND RESTATED
                          TRANSFER AGENCY AGREEMENT AND
                         SHAREHOLDER SERVICES AGREEMENT


     AGREEMENT to be effective September 9, 2002, by and between each of the mutual funds identified in Schedule A (each referred to herein as the "Fund"), each of which is a Maryland corporation, and PRINCIPAL MANAGEMENT CORPORATION, an Iowa corporation (referred to herein as "the Manager").

                              W I T N E S S E T H:

     WHEREAS, The Fund has furnished the Manager with copies properly certified or authenticated of each of the following:

     (a) Certificate of Incorporation of the Fund;

     (b) Bylaws of the Fund as adopted by the Board of Directors;

     (c) Resolutions of the Board of Directors of the Fund selecting the Manager as transfer and shareholder servicing agent and approving the form of this Agreement.

     WHEREAS, the Manager is registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934, as amended (the "1934 Act"); and

     WHEREAS, The Fund and the Manager have adopted procedures to implement an Anti-Money Laundering Program reasonably designed to prevent the funds from being used to launder money or to support terrorist activities; and

     WHEREAS, The Fund wants to appoint the Manager as its agent to assure the Fund's Anti-Money Laundering Program procedures are implemented and the program is operated in accordance with those procedures, and the Manager is willing to accept this responsibility.

     NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the Fund hereby appoints the Manager to act as transfer and shareholder servicing agent of the Fund, and the Manager agrees to act, perform or assume the responsibility therefore in the manner and subject to the conditions hereinafter set forth. The Fund will furnish the Manager from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

1.   SERVICES FURNISHED BY THE MANAGER

     The Manager will act as, and provide all services customarily performed by, the transfer and paying agent of the Fund including, without limitation, the following:

     (a) preparation and distribution to shareholders of reports, tax information, notices, proxy statements and proxies;

     (b) preparation and distribution of dividend and capital gain payments to shareholders;

     (c) issuance, transfer and registry of shares, and maintenance of open account system;

     (d) delivery, redemption and repurchase of shares, and remittances to shareholders; and

     (e) communication with shareholders concerning items (a), (b), (c) and (d) above.

     In the carrying out of this function, the Manager may contract with others for data systems, processing services and other administrative services. The Manager may at any time or times in its discretion appoint (and may at any time remove) other parties as its agent to carry out such provisions of the Agreement as the Manager may from time to time direct; provided, however, that the appointment of any such agent shall not relieve the Manager of any of its responsibilities or liabilities hereunder.

     The Manager will maintain records in reasonable detail that will support the amount it charges the Fund for performance of the services set forth in this
Section 1. At the end of each calendar month the Fund will pay the Manager for its performance of these services.

2. RESPONSIBILITY FOR IMPLEMENTING THE FUND'S ANTI-MONEY LAUNDERING PROGRAM

     The Fund hereby appoints the Manager to act as its agent to assure the Fund's Anti-Money Laundering Program procedures are implemented, and the Manager accepts this appointment. The Manager will assure such procedures are implemented and the program is operated in accordance with those procedures and will provide such reports and information as the Fund may request from time to time to facilitate the Fund's oversight of such program. The Manager will also make information and records relating to the Fund's Anti-Money Laundering Program available to federal regulators as required by law and will permit such regulators to examine and inspect the Manager for purposes of the program.

3.   LIMITATION OF LIABILITY OF THE MANAGER

     The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Manager's part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

4.   DURATION AND TERMINATION OF THIS AGREEMENT

     This Agreement may, on sixty days written notice, be terminated at any time without the payment of any penalty, by the Board of Directors of the Fund, by vote of a majority of the outstanding voting securities of the Fund, or by the Manager.

5.   AMENDMENT OF THIS AGREEMENT

     No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

6.   ADDRESS FOR PURPOSE OF NOTICE

     Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Fund and that of the Manager for this purpose shall be the Principal Financial Group, Des Moines, Iowa 50392.

7.   MISCELLANEOUS

     The captions in this Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

Principal Funds                         Princor Financial Services Corporation



By  /s/ A. S. Filean                    By /s/ Ralph C. Eucher
   ----------------------------------     -----------------------------------
      A. S. Filean, Vice President           R. C. Eucher, President


                                   Schedule A

Principal Balanced Fund, Inc.
Principal Bond Fund, Inc.
Principal Capital Value Fund, Inc.
Principal Cash Management Fund, Inc.
Principal European Equity Fund, Inc.
Principal Government Securities Income Fund, Inc.
Principal Growth Fund, Inc.
Principal International Emerging Markets Fund, Inc.
Principal International Fund, Inc.
Principal International SmallCap Fund, Inc.
Principal LargeCap Stock Index Fund, Inc.
Principal Limited Term Bond Fund, Inc.
Principal MidCap Fund, Inc.
Principal Pacific Basin Fund, Inc.
Principal Partners Blue Chip Fund, Inc.
Principal Partners Equity Growth Fund, Inc.
Principal Partners LargeCap Blend Fund, Inc.
Principal Partners LargeCap Growth Fund, Inc.
Principal Partners LargeCap Value Fund, Inc.
Principal Partners MidCap Growth Fund, Inc.
Principal Partners SmallCap Growth Fund, Inc.
Principal Real Estate Fund, Inc.
Principal SmallCap Fund, Inc.
Principal Tax-Exempt Bond Fund, Inc.
Principal Utilities Fund, Inc.